EXHIBIT 99.1

November 8, 2023

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Financial Results for Six Months

MIDLAND, TX – 11/8/2023 – Mexco Energy Corporation (NYSE American: MXC) today reported net income for the six months ending September 30, 2023 was $735,047, or $0.34 per diluted share, a decrease of 71% compared to the same six-month period of fiscal 2023. Operating revenues in the first six months of fiscal 2024 decreased 34% to $3,155,029. This decrease resulted from a 26% decrease in the average sales price of oil and a 68% decrease in the average sales price of natural gas. This was partially offset by a 7% increase in barrels of oil equivalent (“BOE”) production volumes. Oil contributed 82% of our operating revenues for the first six months of fiscal 2024.

Net income of $269,433, or $0.12 per diluted share, for the Company’s second quarter of fiscal 2024 compared with $1,211,716, or $0.55 per diluted share for the comparable quarter ending September 30, 2022. Operating revenues in the second quarter of fiscal 2024 were $1,406,610.

The Company currently expects to participate in the drilling and completion of approximately 40 horizontal wells at an estimated aggregate cost of approximately $1,700,000 for the fiscal year ending March 31, 2024. Mexco participated with various percentage interests in the drilling of 26 of these wells in the Delaware Basin located in the western portion of the Permian Basin in Lea County, New Mexico with aggregate costs of approximately $1,350,000 to date.

The Company also expended approximately $450,000 to date for the additional completion costs of 21 drilled but uncompleted horizontal wells located in Lea County, New Mexico, that the Company participated in drilling during fiscal 2023. Fourteen of these wells began producing in October 2023 with initial average production rates of 1,324 barrels of oil, 2,936 barrels of water and 2,263,000 cubic feet of gas per day, or, 1,701 barrels of oil equivalent per well per day.

The President and Chief Financial Officer of the Company stated, “We currently have $2.5 million cash on hand, no bank debt and are finding attractive opportunities.”

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration, and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherent risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2023. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Tammy L. McComic, President and Chief Financial Officer of Mexco Energy Corporation, (432) 682-1119.